Exhibit 6.25

ADVISORY BOARD AGREEMENT

This ADVISORY BOARD AGREEMENT (“Agreement”) dated effective as of August 14, 2023 (the “Effective Date”) is by and between Alternative Ballistics Corporation, a Nevada corporation (the “Company”), and Kevin Faulconer, an individual (the “Advisor”).

RECITALS:

WHEREAS, the Company desires to retain the Advisor for its advisory board (the “Advisory Board”); and

WHEREAS, the Advisor is willing to serve on the Advisory Board upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

AGREEMENT:

1. Retention. The Company hereby retains the Advisor to serve on the Advisory Board until removed by the Board or until the Advisor resigns.

2. Duties. The Advisor shall perform those functions generally performed by persons of such title and position as determined in Advisor’s reasonable discretion, including but not limited to utilizing their network for introduction of the Company’s products, advising the Company on market penetration, and counseling the Company on public policy initiatives. The Advisory Board will have one meeting per month and one annual weekend retreat for strategizing on the following year’s initiatives. The Advisor shall use commercially reasonable efforts to attend all such meetings and the annual retreat of the Advisory Board. In addition, the Advisor shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Advisory Board, and shall be reasonably available to confer and consult with and advise the officers and directors of the Company at such times that may reasonably be required by the Company.

3. Compensation. The Advisor shall be entitled to compensation as follows:

(a) $5,000 per calendar quarter, payable in arrears; and

(b) That certain number of shares of the Company’s common stock (the “Shares”), payable in arrears, and issued and earned and deemed to be the sole property of Advisor on the last day of every calendar quarter, in an amount equal to $20,000 calculated at the then current “Fair Market Value,” which shall be determined by the Board of Directors of the Company in their reasonable discretion or, if the Shares are traded or quoted on an exchange or over the counter marketplace, by the average of the last sale price of the Shares for the ten(10) trading days prior to the last day of the applicable calendar quarter.

(c) An initial amount of one hundred thousand shares (100,000) of the Company’s common stock will be issued at the beginning of Q4 2023 as a signing bonus.

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4. Expenses. The Advisor shall submit to the Company reasonably detailed receipts with respect thereto which substantiate the Advisor’s expenses, including expenses to attend all Advisory Board meetings and retreats and the Company shall reimburse the Advisor for all reasonable documented expenses; however, any individual expense exceeding $1,000 must be pre-approved by the Company.

5. Permissions. The Advisor hereby grants permission to the Company to reasonably utilize the Advisor’s name, likeness, and biographical information in Company documents, including for commercial purposes; subject to Advisor’s final approval of such use in Advisor’s sole discretion. For the avoidance of doubt, Advisor may withhold or condition its approval to each and every specific use of Advisor’s name, likeness or biographical information, in its sole and absolute discretion.

6. Secrecy. At no time shall the Advisor disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning: (a) internal affairs or proprietary business operations of the Company or its affiliates or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods. Notwithstanding the foregoing, or anything else to the contrary set forth herein, Advisor may such confidential or secret information to its own tax or legal advisors or as required pursuant to a court order or otherwise under applicable law.

7. Term and Termination. This Agreement will be for an initial term of one (1) year, beginning on the Effective date, and then will renew automatically from year to year, without further act or deed. Notwithstanding the foregoing, Either party may terminate this Agreement at any time for any reason or no reason at all upon ten (10) business days’ prior written notice. Upon such termination, the Advisor shall be entitled to receive any amount accrued under Sections 3 and 4 for the period prior to the Advisor’s termination.

8. Representations of Advisor. Advisor represents and warrants to Company as follows:

(a) Advisor acknowledges that the Shares will initially be “restricted securities” (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended) (“Rule 144”) and that the certificates evidencing the Shares will include this legend:

THE SHARES (OR OTHER SECURITIES) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

Advisor further acknowledges that the Shares cannot be sold unless registered with the United States Securities and Exchange Commission and qualified by appropriate state securities regulators, or unless Advisor obtains written consent from the Company and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

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(b) Advisor has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares offered by the Company of the size contemplated. Advisor represents that Advisor is able to bear the economic risk of the investment and at the present time can afford a complete loss of such investment. The Advisor has had a full opportunity to inspect the books and records of the Company and to make any and all inquiries of the Company’s officers and directors regarding the Company and its business as Advisor deems appropriate.

(c) Advisor is an “Accredited Investor” as defined in Regulation D of the Securities Act of 1933 (the “Act”) and Advisor has sufficient knowledge and experience in financial and business matters that Advisor is capable of evaluating the merits and risks of an investment in the Shares offered by the Company and of making an informed investment decision with respect thereto and has the capacity to protect Advisor’s own interests in connection with Advisor’s proposed investment in the Shares.

(d) Advisor is acquiring the Shares solely for Advisor’s own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares.

(e) Advisor will not sell or otherwise transfer the Shares without registration under the Act or an exemption therefrom and fully understands and agrees that Advisor must bear the economic risk of Advisor’s purchase for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

9. Attorneys’ Fees and Costs. In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

10. Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties hereto with respect to the Advisor’s employment and supersedes all prior verbal and written agreements and understandings related thereto. This Agreement may be amended only by a written agreement executed by all of the parties hereto. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights. The provisions of this Agreement shall survive the termination of this Agreement.

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11. Assignment. Any assignment of this Agreement without the express written consent of all parties hereto, which consent shall not be unreasonably conditioned, withheld or delayed, shall be void.

12. Exclusive Jurisdiction and Venue. The parties agree that the state and federal courts in the County of San Diego, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

13. Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the addresses or email address of the parties as follows:

To:	“Advisor”	Kevin Faulconer
451 A Street, Suite 620
San Diego, CA 92101
Attn: Kevin Faulconer
Email: kevinfaulconer@gmail.com

With Copy To:	Duane Morris LLP
750 B Street, Suite 2900
San Diego, CA 92101
Attn: Grant Puleo, Esq.
Email: gpuleo@duanemorris.com

To:	“Company”	5940 South Rainbow Blvd.,
Las Vegas, NV 89118
Attn: Steven Luna, CEO
Email: steve@alternativeballistics.com

With Copy To:	FitzGerald Kreditor Bolduc Risbrough LLP
2 Park Plaza, Suite 850
Irvine, CA 92614
Attn: Lynne Bolduc, Esq.
Email: lbolduc@fkbrlegal.com

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. Pacific time on a business day (“business hours”) and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery confirmation is obtained by the sender.

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14. Severability of Agreement. If any provision hereof is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance wherefrom.

15. Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

16. Indemnification. The Company shall indemnify, defend, protect and forever hold harmless Advisor (the, “Indemnified Party”) from and against any and all losses, claims, actions, damages, and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, or decree, made by any third party or otherwise, relating to or arising out of the services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party of, the services or other matters referred to or contemplated by this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The reimbursement and indemnity obligations of the Company, under this Section 16 shall survive the termination of this Agreement.

17. Nature of relationship. Advisor shall perform the services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal-agent, or employment relationship between the parties. Advisor, as an independent contractor, shall have the sole and complete direction of the manner of performance of the services and the method and manner of obtaining the Company’s desired results, subject to the Company’s reasonable general satisfaction as to the manner of performance and conduct of Advisor and the other provisions of this Agreement.

18. No Employment Payments or Benefits. Notwithstanding any other provision in this Agreement, if a competent government authority should assert that Company is responsible for making any source deductions or other payments on monies or other compensation paid to Advisor, then Company shall be required to start making such source deductions, which amounts equal to any source deduction or retroactive assessment, together with any costs, penalties and expenses (including legal fees and costs) shall be the sole responsibility of and shall be solely incurred by Company related to such assertions or deductions, from any amounts then payable by Company to Advisor under this Agreement. The Company hereby agrees to indemnify Advisor for any such amounts that are not recovered by Company, within 14 days after it receives a written demand for these amounts from Advisor.

19. Incorporation of Recitals. The recitals set forth on Page 1 of this Agreement are incorporated into this Agreement by this reference.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE COMPANY:		THE ADVISOR:

ALTERNATIVE BALLISTICS CORPORATION, a Nevada corporation

/s/ Steven Luna		/s/ Kevin Faulconer
By:	Steven Luna	Name:	Kevin Faulconer
Its:	Chief Executive Officer and President

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